EXHIBIT 10.21

CONSULTING AGREEMENT

This Consulting Agreement, dated as of February 14, 2008 (the “Agreement”) is entered into by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”), and Dr. Cohava Gelber (“Consultant”) with reference to the following facts:

A. Consultant is the inventor of certain intellectual property covering what is referred to as the DIAAD technology, monoclonal antibodies for the detection and treatment of ovarian cancer and small cell lung cancer, and such other items as are described in the patents and patent applications listed in the attached schedule entitled Molecular Discoveries, LLC Patent Portfolio to be acquired by ICT (the “Acquired Technology”) and has significant expertise in the field of the Acquired Technology.

B. Consultant is a 10% shareholder of and consultant to Molecular Discoveries LLC (“MDC”).

C. The Company and MDC have entered into an Agreement, dated as of February 14, 2008 (the “Acquisition Agreement”), pursuant to which the Company will acquire ownership of the Acquired Technology at a closing of the transactions contemplated by the Acquisition Agreement (the “Closing”).

D. The Acquisition Agreement provides as a condition to the Company’s obligation to complete the transactions contemplated by the Acquisition Agreement that Consultant enter into a consulting agreement with the Company.

NOW, THEREFORE, the parties agree as follows:

1. Services. In consideration for the Company agreeing to enter into and perform the Acquisition Agreement and the additional compensation described in Section 3 hereof, Consultant agrees to serve on a part-time basis as a consultant to the Company during the term of this Agreement. Consultant shall advise the Company upon request by the Company on scientific and other related matters pertaining to the Acquired Technology. The Company and Consultant contemplate that most of her services will be performed from her home office outside of the Los Angeles, California area. However, Consultant will use reasonable efforts to be available for meetings in Los Angeles, California or other locations as may be requested from time to time by the Company, provided that such meetings do not interfere with Consultant’s ability to properly perform her current full-time job with American Type Culture Corporation (“ATCC”). The Company will reimburse Consultant for all travel expenses to attend meetings at the request of the Company.

2. Term. The term of this Agreement shall commence on the date of the Closing and continue for a ten-month period, unless terminated in writing earlier by the Company or extended in writing by both parties.

3. Compensation. In consideration for the services provided by Consultant pursuant to this Agreement (including without limitation all services provided by Consultant to the Company prior to the date of this Agreement), Consultant will receive the following compensation and reimbursements:

(a) Consultant shall be granted an option under the Company’s stock option plan to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the OTC Bulletin Board on the date of the Closing. The option shall vest with respect to 5,000 shares each month for ten months, on the last business day of each month; and shall vest with respect to 25,000 shares when Consultant attains the milestone set forth below in paragraph 3(c). The option shall have a term of five years and such other terms as are set forth in the Company’s customary stock option agreement.

(b) $100,000 in the following monthly installments: February 2008 and March 2008 - $30,000 each; April 2008, May 2008, June 2008 and July 2008 - $10,000 each. The monthly installments shall be paid on the last business day of each month.

(c) A success payment of $50,000, subject to the Consultant generating during the term of this Agreement an interim analysis of pre-clinical data satisfactory to the Company that demonstrates the feasibility of the small cell lung cancer product candidate included in the Acquired Technology (non-humanized) as a medical diagnostic and predictor of responders for this indication. The data shall be generated at a contract research organization or an academic laboratory (or another institution approved by the Company) under a research contract and protocol that shall be approved and funded by the Company. No ATCC resources will be used in the generation of data. Consultant and the Company shall in good faith mutually decide on the timing for delivery of and the method of the interim analysis. The foregoing $50,000 milestone payment shall be paid by the Company promptly following its receipt and approval of the interim analysis.

(d) Business Expenses. The Company shall promptly reimburse Consultant in connection with her performance of the services and duties hereunder for all reasonable, ordinary and necessary business expenses, including telephone charges, actually incurred by Consultant in connection with that performance, including expenses incurred in connection with travel on the Company’s business. Travel expenses will be reimbursed in accordance with the Company’s travel reimbursement policy. The Company shall provide a laptop computer for Consultant’s use on Company business and either purchase or reimburse Consultant for any other supplies necessary to facilitate Consultant’s work.

4. Compliance with Agreements. Consultant represents to the Company that she may perform this Agreement without violating any agreement or understanding that she has with MDC or ATCC.

5. Confidential Information. Consultant will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses. Consultant will not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than to the Company and those designated by the Company in writing. Furthermore, upon termination of this Agreement or of Consultant’s service to the

Company, Consultant will promptly deliver to the Company all books, memoranda, records and written data of every kind relating to the business and affairs of the Company that may then be in her personal possession. Consultant acknowledges and agrees that this provision regarding confidential information will survive termination of this Agreement or of the Consultant’s service to the Company.

6. Conflicts of Interest. Should a conflict if interest arise between ICT and ATCC with respect to the Consultant, Consultant shall work to cure said conflict, including, if necessary, her resignation as a consultant for ICT. Consultant’s resignation due to a conflict of interest between ICT and ATCC shall not constitute a breach of this Agreement, but no compensation under paragraph 3 shall be payable or accrue to Consultant for any period subsequent to her resignation.

7. No Conflict. Consultant represents that Consultant’s performance of all the terms of this Agreement and that Consultant’s retention as a consultant by the Company does not and will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence prior to Consultant’s retention as a consultant by the Company. Consultant has not entered into, and agrees Consultant will not enter into, any agreement, either written or oral, in conflict with the foregoing sentence. Consultant understands as part of the consideration for the offer to retain Consultant as a consultant, and of Consultant’s retention as a consultant by the Company, that Consultant has not brought and will not bring with Consultant any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public. Consultant also understands that, in Consultant’s retention as a consultant with the Company, Consultant is not to breach any obligation of confidentiality that Consultant has to others, and Consultant agrees that Consultant shall fulfill all such obligations during Consultant’s retention as a consultant with the Company.

8. License and Assignment of Rights. Consultant acknowledges that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Consultant (solely or jointly with others) within the scope of and as part of Consultant’s consultancy with the Company (collectively referred to herein as “Inventions”) are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by the consideration provided by the Company as described in this Agreement, unless regulated otherwise by the mandatory law of the State of California. Consultant also agrees and warrants that Consultant will not use or incorporate third party proprietary materials into Inventions, disclose third party proprietary information to Company or knowingly engage in any activities or use any facilities in the course of providing services under this Agreement that could result in claims of ownership to any Inventions being made by any third party.

9. Resolution of Disputes. Any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration will be in conformity with and subject to the applicable rules and procedures of JAMS. All parties agree to be (i) subject to the jurisdiction and venue of the arbitration in Los Angeles, California; and (ii) bound by the decision of the arbitrator as the final decision with respect to the dispute.

10. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the choice of law rules thereof.

11. Amendment. This Agreement may only be amended by a writing executed by both parties.

12. Nature and Disclosure of Relationship. It is agreed by the parties that Consultant is an independent contractor and that this Agreement shall not create any employee-employer relationship between the parties. The parties each shall be entitled to disclose that Consultant is serving as a consultant to the Company, including in any business plan, press release, advertisement, prospectus or other offering document of the Company or its affiliates. No mention of ATCC or International BioResources Group (“IBG”) can be made without prior review of such communications by ATCC/IBG.

13. Entire Agreement. Except for any agreement between MDC and the Company to which Consultant is a party or has acknowledged or for any non-disclosure agreement previously entered into by the parties, this Agreement constitutes the entire agreement between the parties hereto with respect to Consultant’s service as a consultant, and supercedes all prior oral or written understandings or agreements between the parties hereto.

14. Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect.

15. Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ C. Kirk Peacock
Name:	C. Kirk Peacock
Title:	President & CFO

CONSULTANT

By:	/s/ Cohava Gelber
Dr. Cohava Gelber

4